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                                                                    Exhibit 99.2

United Investors Realty Trust (NASDAQ: UIRT; PCX: UIR) News Release - Friday,
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June 1, 2001
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Contact:  R. Steven Hamner
          Vice President - Chief Financial Officer
          United Investors Realty Trust
          (713) 260-1443

Texas Court Dismisses All Claims Against United Investors Realty Trust

June 1, 2001 - United Investors Realty Trust (NASDAQ: UIRT; Pacific: UIR), United Investors Realty Trust ("UIRT") today announced that the 44th District Court in Dallas, Texas has granted UIRT's motion to dismiss all claims Southwest Securities Inc. had asserted against the defendants on behalf of UIRT in a derivative lawsuit filed last summer by Southwest Securities, Inc. The Texas Court of Appeals and the Texas Supreme Court had previously denied Southwest's requests for emergency injunctions. Although Southwest has the right to appeal the Dallas District Court's order, Southwest and UIRT have agreed under a standstill agreement not to further pursue the action, pending the acquisition of UIRT by Equity One, Inc. announced yesterday.

UIRT has been advised that, prior to entering into the merger agreement with UIRT, Equity One agreed to the terms of a settlement with Southwest Securities, subject to the closing of the acquisition of UIRT by Equity One.

UIRT is a Houston based equity real estate investment trust and owns interests in 24 neighborhood and community shopping centers in Texas (15), Florida (5), Arizona (3), and Tennessee (1). The Company's common shares of beneficial interest trade in the NASDAQ Stock Market under the ticker symbol, "UIRT," and on the Pacific Exchange under the symbol, "UIR."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Investors Realty Trust's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Examples of such risks and uncertainties include, but are not limited to, changes in interest rates, the ability of the Company to secure financing, the ability of the Company to execute appropriate strategies, including the potential sale of the Company or substantially all of its assets, resolution of litigation, increased competition for acquisition of new properties, unanticipated expenses and delays in acquiring properties, potential sales prices and timing of sales related to dispositions of properties, changes in occupancy rates and the financial strength of tenants in the Company's centers, and regional, local, and national economic and business conditions.